October 2011

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Energy for a Clean Environment

OUR MISSION is to ***"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."***

GGE welcomes new commodity manager to team

Curt Strong has recently joined Golden Grain Energy as the company's new commodity manager.



Curt Strong

Strong was most recently the grain merchandiser and licensed commodity broker for Northern Ag Service in West Union, Iowa, where he worked since 2001. He has also been an independent farm operator, manager of a river terminal in Lockport, Ill., and a grain originator in Muscatine, Iowa.

Strong is a graduate of Iowa State University with degrees in agricultural business and agricultural studies.

Curt and his wife, Celeste, have been married for 24 years. They have two children, who are both in college. In his spare time, Curt enjoys golf, fishing, kayaking and cross-country skiing.

Curt is excited to be a part of the GGE team.


BIOFUELS

BMEC, Inc.: Mobile exhibit keeps biofuels story rolling

Golden Grain Energy board chairman Dave Sovereign believes educating the driving & voting public is key to ethanol's long-term success in helping meet America's energy needs and reminding them of both the economic and environmental benefits. One way of providing that education is the Biofuels Mobile Education Center (BMEC).

Golden Grain Energy is one of four ethanol companies who have joined the Iowa Corn Promotion Board in an enterprise that literally rolls down the road to bring up-to-date, science-based information to the public about ethanol. The BMEC is an interactive classroom on wheels.

With Iowa increasingly in the nation's spotlight during the run-up to the caucuses in January, Sovereign said there are a lot of candidates, staffers and media representatives who have toured the BMEC to learn more about the biofuels industry and its impact.

Curt Froyen, coordinator for the project, is retired as a nationally-recognized science teacher from Knoxville, Iowa. He is joined by Paul Emerick, also a retired science teacher from Knoxville, and Mike Moats, who still teaches in that same school system.

"We are very fortunate to find three people who are passionate, and with their science backgrounds recognize what biofuels can do," Sovereign said.

The tools they use to teach — at events ranging from the Iowa Straw Poll, to the Chicago Speedway and

Continued on Page 3

Corn, ethanol prices both hit all-time highs in 3rd quarter; result is positive for GGE

Golden Grain Energy continues to have an exceptional year despite corn prices reaching an all-time high. Profits for the third quarter ended July 31, 2011, were more than $6.6 million or $0.27 per unit. That brings nine month income to approximately $14.6 million or $0.60 per unit compared to the nine months ended July 31, 2010, of $11.8 million and $0.42 per unit.

During the third fiscal quarter both corn and ethanol prices reached all-time highs which contributed to the strong profits. Ethanol prices were up 77% compared to the third quarter of 2010 and corn prices were up 104%.

In addition to strong ethanol margins, during 2011 GGE has been able to improve the performance of the corn oil machines. Revenues from corn oil have totalled more than $500,000 a month since the spring shutdown in April. Natural gas prices are down 9% for the year compared to 2010.

We have recorded nearly $3.9 million of income from our investments during 2011 compared to $2.6 million for the same nine month period of 2010. GGE also spent over $750,000 less on interest since switching lenders in July 2010.

The cash we have generated during the year has primarily gone to reduce debt down to approximately $15 million as of July 31, 2011, compared to $22.6 million on October 31, 2010. In the time since July 31, that long-term debt has been paid down to near zero, and GGE has reached more than $100 million in members' equity which is the equivalent book value of approximately $4.10 per unit.

Financial milestones attained since the last newsletter:

- All-time highest average ethanol price
- All-time highest average corn price
- Loan balance hits zero for a few days
- Members' equity exceeds $100 million

Although no decisions can be made before the fiscal year audit is complete at the end of November the board is in early discussions regarding the timing and amount of a 2011 distribution. The board has always made the commitment to ensure members' taxable liabilities are covered and tried to give a return over and beyond that. Taxable income for 2011 is anticipated to be between $0.50 and $0.65 per unit. This is before any credits or domestic production credits are taken into account. An updated and more accurate tax estimate will be included in the next newsletter, anticipated to be published in the middle of December.

As usual, you can keep up to date with all of GGE's announcements and publications by visiting the GGE website and following the investor relations link to financial statements or by viewing the GGE files at www.sec.gov.

— ***Christy Marchand, CFO***

INCOME STATEMENT	Nine Months Ended 7/31/2011	Nine Months Ended 7/31/2010
Revenues	$229,979,034	$154,038,116
Gross Profit	$12,948,775	$13,357,639
Net Income	$14,586,166	$11,817,062
Net Income per Unit	$0.60	$0.42
Average Units Outstanding	24,460,000	28,282,222

BALANCE SHEET	7/31/11	10/31/2010
Current Assets	$25,435,886	$21,934,185
Total Assets	$123,441,037	$122,709,007
Current Liabilities	$9,488,250	$9,216,092
Long-term liabilities	$14,595,986	$22,607,280
Members Equity	$99,356,801	$90,885,635
Book Value per Unit	$4.06	$3.72

Wendland continues service on national board

Walter Wendland, CEO of Golden Grain Energy, has been re-elected Secretary of the Renewable Fuels Association (RFA), the group announced Oct. 6.

"As an Iowan, I have witnessed firsthand the dramatic economic benefits domestic ethanol production brings to rural communities all across the nation," said Wendland. "I am privileged to be a part of the leadership of an organization that has done and continues to do more than anyone to ensure the continued growth and evolution of this industry."

Wendland has served on the Board of Directors of the RFA for 6 years. He was elected to a one-year term as Secretary at the RFA's annual membership meeting this week in Washington, DC.

USDA: Little change in crop estimates

The Oct. 12 USDA crop report contained few surprises for the corn market. Corn yield was left unchanged from last month's estimate. Total corn production estimate was reduced by 64 mil bu. to 12.433 bil. bu., while carryout estimate for the 2011 corn crop was increased by 194 mil bu. vs. September to 866 mil. bu. 2011 crop carryout estimate was increased due to a drop in the export projection and increased carryover estimate from the 2010 crop. Harvested acres were down by 500,000 from the September estimate. Also of note, the USDA increased the Chinese corn crop by 4 mmt and increased world corn carryover stocks of 5.8 mmt. The average farm price estimate was down $0.30 this month.

Heading into the USDA October crop report, traders were looking for slight gains in corn yield, with total production estimates very close to September USDA estimate. Traders were looking for corn carryout to increase on this report due the increase in 2010 corn crop carryover on the 9/30 report. Adjustments in harvested acres were expected in this report.

Trade analysts are looking for corn prices to trend steady to lower based on the October report. Increases in world corn stocks and bearish wheat numbers across the report should keep the world well supplied with feed grains. U.S. corn carryout continues to look snug from a historical standpoint, but at more comfortable levels than last year. Based on the report, CBOT corn prices will most likely stay in the recent range with end user support near the $5.50 - $5.70 level and producer selling picking up at $6.50 - $6.70.

BMEC...cont'd from Page 1

the Iowa State Fair — include both high-tech and hands-on options. Two television screens inside the trailer and a super-sized screen on the outside play video presentations, while four computer stations offer interactive question and answer sessions.

But, perhaps the biggest impact, Froyen says, comes from a physical display of a bushel of corn, alongside the 2.8 gallons of ethanol and 17.8 pounds of dried distillers grain that are the results of ethanol production. "A lot of people think that you make the ethanol and the corn is just gone. We explain 'this is what we start with, this is the process, and this is what we get.' It's really been well received."

An upcoming addition to the trailer will be a mobile version of an ethanol blender pump, allowing the public to see just how the pumps work to create ethanol blends from E15 to E85.

The trio of teachers also hope to develop curriculum that can be used by science educators in classrooms around the country. "Educators work with thousands of students every day," Froyen said. "They are all going to vote someday."

Contact Froyen by clicking the "Trailer Request" link on Golden Grain Energy's website, at irishsciguy@hotmail.com, by phone: 641-891-7170; or fax: 641-828-7325.

The State of Ethanol: October 2011

The good news is that E10 is now the defacto "base" fuel in the United States, with estimated use at 95% of all gasoline sales. The bad news is that America's ethanol industry has definitely hit the E10 blend wall. There is simply no more room to grow ethanol sales at the 10% blend level.

So where does ethanol go from here?

Unfortunately, E85 is not likely the answer. With the near certainty expiration of the federal ethanol blenders tax credit at the end this year, most marketers believe it will be difficult to achieve widespread use of E85 until the flexible fuel vehicles are optimized for E85.

That makes the rapid introduction of E15 a vital step to the continued success of ethanol producers – and Iowa can lead the way.

Iowa has been working for three years to address the legal, regulatory and marketplace barriers to E15. I am proud to report that Iowa is ready to go! Iowa may be a small gasoline market, but we can export an E15 retailing success story across the nation from New York to Los Angeles.

As soon as the EPA accepts the health effects testing for E15, Iowa retailers will have the opportunity to offer the product to Iowa consumers driving 2001 and newer passenger vehicles. Many retailers are planning to do just that.

However, some challenges remain before us. In addition to using the EPA mandated E15 pump label, retailers must also comply with a misfueling mitigation survey and summertime volatility limits for gasoline blends, which includes E15.

Many retailers may reasonably wait until all these practices are well established and all the grey area is made black and white. While that is certainly their right, we are looking to support the E15 retailing pioneers willing to forge that trail.

What can you do?

Reward the pioneering E15 retailers with your business – and let them know you support their decision to offer E15. Also, encourage your retailer to be one of the pioneers.

IRFA stands ready to assist retailers with E15 questions. Please tell your local retailer to visit our website (www.IowaRFA.org) or to call us at: 515-252-6249.

The future growth of our industry depends upon it!

— Monte Shaw, Executive Director
Iowa Renewable Fuels Association

Golden Grain Energy LLC Board of Directors

Dave Sovereign, Chairman
Steve Sukup, Vice Chairman
Stan Laures, Secretary
Jim Boeding
Steve Retterath
Jerry Calease
Marion Cagley
Steve Core
Leslie Hansen
Duane Lynch
Ed Hatten

Management Team

Walter Wendland, President & CEO
Curt Strong, Commodity Manager
Chad E. Kuhlers, Chief Operating Officer
Christy Marchand, Chief Financial Officer

Members of GGE PAC Committee:

Jerry Calease, Chair: 319-275-4493
Marion Cagley: 641-394-3551
Steve Core: 800-568-5938
Ed Hatten: 641-710-2186
Bernard Retterath: 641-737-2398
Chris Schwarck: 641-423-2210
Dave Sovereign: 563-547-3687

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

PAC event finishes above par

Relocating GGE PAC's 7th annual fundraiser to the Cedar Ridge 18-hole golf course in Charles City was a welcome change for participants. The weather and golf course were beautiful Aug. 29 for the 12 teams of men and two ladies' teams of golfers.The tree-lined fairways provided challenging play for all skill levels of golfers.



The auction followed with many items donated, ranging from homemade jams and pies, to tickets for sporting events and NASCAR races,a golf cart trailer, prints and signed promotional clothing.

Our GGE PAC auction set a record of more than $20,000 and we wish to thank all who participated for making it so successful!

Ohrt's Smokehouse of Ionia catered the excellent barbequed pulled pork dinner, and the Cedar Ridge staff was great to work with.

Opening speaker was Bob Jensen, host of the TV show "Fishing The Midwest," who spoke of the importance of using more ethanol to clean up the atmosphere and the enviromental impact. Golden Grain Energy also supports Jensen's radio show, "The Outdoor Minute," where Bob promotes use of renewable fuels such as ethanol.

Our keynote speaker for the evening was Iowa Lt. Gov. Kim Reynolds, who spoke of the economic impact ethanol has had on agriculture .

Renewable Fuels Association President Robert Dineen of Washington, D.C., spoke of the legislative challenges E-15 is facing. He also spoke of the dysfunctional relationship between Congress and the administration, which makes it incredibly difficult to get meaningful legislation passed.

Walt Wendland, president of the Iowa Renewable Fuels Association, spoke about SF 531 and how IRFA helped in getting that legislation passed to support increased use and promotion of E15 in Iowa. Grant Menke also contributed to that topic and talked about other things the IRFA is doing to promote ethanol use.

GGE PAC Chairman Jerry Calease gave a brief recap of activities the committee members have been involved in over the past year and thanked everyone for their support.

The goals of GGE PAC are to help educate and inform our legislators of the needs of our ethanol industry. We support candidates who continue to advance legislation for the betterment of ethanol.

Anyone wishing to donate to our Committee may do so by contacting any member of our committee listed at left or calling the Golden Grain Energy Office at 641-423-8525.

— Jerry A. Calease, GGE PAC Chairman

